                                                                    EXHIBIT 99.1

AMF Bowling Worldwide, Inc. (the "Company" or "AMF") today announced operating results for the six months ended June 30, 1999. AMF reported a 4.2% revenue increase to $363.7 million for the first six months of 1999 from $349.1 million for the same period of 1998. EBITDA for the first six months of 1999 was $75.6 million, an increase of 6.0% compared with $71.4 million for the same period of 1998. The increase in revenue and EBITDA for the period reflects the continuation of improvement in Bowling Centers, particularly in the U.S., as a result of operational initiatives and the inclusion of new centers which were acquired since the first half of 1998. (EBITDA is a measure of operating cash flow which represents operating income before interest, taxes, depreciation, amortization and non-operating expenses.)

For the second quarter ended June 30, 1999, AMF reported revenue of $161.1 million, a 0.4% decrease compared with $161.8 million for the same quarter of 1998. EBITDA for the second quarter was $19.2 million, a 4.9% increase compared with $18.3 million for the same quarter of 1998.

Operating Results
-----------------

For the six months ended June 30, 1999, Bowling Centers reported revenue of $301.9 million, an increase of 13.6% compared with revenue of $265.8 million for the same period of 1998. U.S. and international constant center revenue increased 1.1% and 0.2%, respectively, in the first half of 1999 compared with the same period of 1998. EBITDA for the first half of 1999 was $83.5 million, an increase of 11.2% compared with $75.1 million for the first half of 1998. EBITDA margin for the first half of 1999 was 27.7% compared with 28.3% for the same prior year period.

For the quarter ended June 30, 1999, Bowling Centers reported revenue of $129.3 million, an increase of 11.9% compared with $115.6 million for the same quarter of 1998. In the U.S., constant center revenue in the second quarter of 1999 increased 4.5% compared with the second quarter of 1998 primarily due to increases in open play, food and beverage sales, and ancillary revenue associated with open play traffic. International constant center revenue increased 1.7% compared with the second quarter of 1998. Total revenue was favorably impacted by the inclusion of 18 centers acquired and one new center constructed since July 1, 1998.

EBITDA for the second quarter of 1999 was $23.0 million, an increase of 25.7% compared with $18.3 million for the second quarter of 1998. EBITDA margin for the second quarter of 1999 was 17.8% compared with 15.8% for the second quarter of 1998. The higher EBITDA margin in 1999 was attributable to the increases in revenue which resulted in part from AMF's marketing and operating initiatives to improve customer traffic and certain cost management initiatives which reduced cost of sales and operating expenses as a percentage of revenue.

For the six months ended June 30, 1999, Bowling Products reported revenue of $70.9 million, a decrease of 23.5% compared with revenue of $92.7 million for the same period of 1998. EBITDA for the first half of 1999 was $(0.6) million compared with $3.9 million for the same prior year period.

For the quarter ended June 30, 1999, Bowling Products reported revenue of $38.9 million, a decrease of 24.6% compared with revenue of $51.6 million for 1998. EBITDA for the second quarter of 1999 was zero compared with $3.8 million for the same prior year period.

NCP shipments for the first six months of 1999 totaled 422 units compared with 1,163 units for the same prior year period. Economic difficulties in certain Asia Pacific markets and increased competition in general continues to challenge Bowling Products' operations. The Bowling Products cost reduction program, which began in 1998 and continues into 1999, resulted in a decrease of $5.5 million in selling, general and administrative expenses in the first six months of 1999 compared to the same prior year period. However, this improvement was offset by a decline in gross profit resulting from lower sales volumes and competitive pricing.

In June, Bowling Products signed a 3-year joint distribution agreement with Shanghai Zhonglu Industrial Corporation, a bowling equipment manufacturer in China. Under the terms of the agreement, Zhonglu will become the exclusive distributor of AMF products in China, and Bowling Products will be the exclusive distributor of Zhonglu bowling products outside of China. These agreements are intended to improve Bowling Products' competitive position both in China and in other developing markets around the world.

Consolidated Operating Results
-------------------------------

For the six months ended June 30, 1999, net loss was $58.6 million compared with a net loss of $32.8 million for the same prior year period. Equity in loss of joint ventures totaled $5.7 million in the first half of 1999 compared to $1.6 million in the same prior year period. The increased loss in equity of joint ventures was attributable to the Company's Brazilian joint venture results which were adversely impacted by a currency devaluation.

For the second quarter of 1999, net loss was $46.5 million compared with a net loss of $32.2 million in the second quarter of 1998.

Recapitalization Plan and Financing Update
------------------------------------------

As part of a previously announced recapitalization plan, AMF Bowling, Inc. (the "Parent"), the Parent of the Company, completed on July 28, 1999 a rights offering to existing stockholders and a tender offer for a portion of its outstanding zero coupon convertible debentures due 2018 (the "Debentures") at a discount. In the rights offering, the Parent raised $120.0 million in equity capital and issued 24,000,000 shares of common stock at the subscription price of $5.00 per share. As a result, the Parent now has approximately 83,597,550 shares of common stock outstanding.

In the tender offer, $514,286,000 in aggregate principal amount at maturity of the debentures have been accepted for payment by the Parent at a price of $140 per $1,000 principal amount at maturity. Approximately $72 million of the proceeds of the rights offering funded the purchase of the debentures. Proceeds from the rights offering of $30 million were contributed as equity by the Parent to the Company which repaid amounts due under its revolving credit facility. The Parent will use the remainder of the proceeds to pay expenses of the rights offering and the tender offer and for general corporate purposes.

As part of the recapitalization plan, the lenders have amended the Company's credit agreement to enable the Company to resume its bowling center acquisition program on a selective basis and provide greater financial flexibility under the covenants contained in the credit agreement.

At June 30, 1999, AMF had total debt of $1,057.8 million compared to $1,047.1 million at December 31, 1998. Of the $355 million revolver facility, $176.0 million was outstanding at June 30, 1999. On a pro forma basis reflecting the recapitalization plan, total debt as of June 30, 1999 would be reduced to $1,027.8 million.

Current Outlook
---------------

Management believes that consolidated EBITDA for the second half of 1999 will be less than the first half assuming historical seasonality of U.S. bowling centers and assuming that Bowling Products does not benefit from a significant improvement in market conditions.

                                  # # # # #

Statements in this report about AMF's future plans are forward-looking statements. A number of important factors could cause actual results to differ materially from those anticipated and projected by forward-looking information. The factors include, but are not limited to, changes in acquisition opportunities, the development and growth of new bowling markets, the sales of products in those markets, the generation of timely and sufficient cash flow to pay principal and interest on indebtedness, an adverse legal judgment, an increase in competition, a change in economic conditions including recent adverse developments in Asia Pacific markets, foreign currency volatility, and political acts or regulatory changes. Additional information on factors that could affect the Company's financial results are contained in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the U.S. Securities and Exchange Commission.

                 AMF GROUP HOLDINGS INC. AND SUBSIDIARIES (1)
               CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                        (in millions, except share data)

                                                  Three Months Ended                 Six Months Ended
                                                       June 30,                          June 30,
                                           ---------------------------------  -------------------------------
                                                 1999             1998             1999             1998
                                                 ----             ----             ----             ----
Operating revenue                                   $161.1           $161.8           $363.7          $349.1

Operating expenses (2)                               141.9            143.5            288.1           277.7
Depreciation and amortization                         32.7             30.0             65.8            56.8
                                                  --------         --------         --------        --------
Operating income (loss)                              (13.5)           (11.7)             9.8            14.6

Interest expense                                      28.2             24.8             54.1            50.8
Other non-operating expenses                           2.9              1.5              5.4             1.7
                                                  --------         --------         --------        --------

Loss before income taxes                             (44.6)           (38.0)           (49.7)          (37.9)
 Benefit for income taxes                              1.7             (7.1)             3.2            (6.7)
                                                  --------         --------         --------        --------
Net loss before joint ventures                       (46.3)           (30.9)           (52.9)          (31.2)

 Equity in loss of joint ventures, net of tax         (0.2)            (1.3)            (5.7)           (1.6)
                                                  --------         --------         --------        --------
Net loss                                            $(46.5)          $(32.2)          $(58.6)         $(32.8)
                                                  ========         ========         ========        ========
Selected Data:
 EBITDA (3)                                         $ 19.2           $ 18.3           $ 75.6          $ 71.4
 EBITDA margin                                        11.9%            11.3%            20.8%           20.5%
------------------------------------------------------------------------------------------------------------

(1) AMF Group Holdings Inc. is a holding company, and its primary assets are investments in subsidiaries including AMF Bowling Worldwide, Inc. which is principally engaged in two business segments: (i) operation of bowling centers and (ii) manufacturing and marketing of bowling products.

(2) Operating expenses represent costs of goods sold, bowling center operating expenses and selling, general, and administrative expenses.

(3) Represents a measure of operating cash flow defined as operating income before interest, taxes, depreciation, amortization, and non-operating expenses.

                  AMF GROUP HOLDINGS INC. AND SUBSIDIARIES (1)
                         SEGMENT INFORMATION (unaudited)
                                  (in millions)


                                              First          Second          Third         Fourth
                                            Quarter         Quarter         Quarter       Quarter        Period
                                            -------         -------         -------       -------        ------
1999 Revenue
------------
Bowling Centers                               $172.6         $129.3                                         $301.9
Bowling Products                                32.0           38.9                                           70.9
Intersegment Elimination                        (2.0)          (7.1)                                          (9.1)
                                            --------       --------        --------        --------       --------
TOTAL                                         $202.6         $161.1                                         $363.7

1998 Revenue
------------
Bowling Centers (2)                           $150.2         $115.6          $116.9          $156.5         $539.2
Bowling Products                                41.1           51.6            60.0            59.8          212.5
Intersegment Elimination                        (4.0)          (5.4)           (4.8)           (1.1)         (15.3)
                                            --------       --------        --------        --------       --------
TOTAL                                         $187.3         $161.8          $172.1          $215.2         $736.4

1999 EBITDA (3)
-----------
Bowling Centers                               $ 60.5         $ 23.0                                         $ 83.5
Bowling Products                                (0.6)          (0.0)                                          (0.6)
Corporate                                       (3.5)          (3.7)                                          (7.2)
Intersegment Elimination                        (0.0)          (0.1)                                          (0.1)
                                            --------       --------        --------        --------       --------
TOTAL                                         $ 56.4         $ 19.2                                         $ 75.6

1998 EBITDA (3)
-----------
Bowling Centers                               $ 56.8         $ 18.3          $ 17.4          $ 45.4         $137.9
Bowling Products                                 0.1            3.8             4.6             2.2           10.7
Corporate                                       (3.8)          (3.6)           (0.8)           (3.4)         (11.6)
Intersegment Elimination                        (0.0)          (0.2)           (0.1)           (0.3)          (0.6)
                                            --------       --------        --------        --------       --------
TOTAL                                         $ 53.1         $ 18.3          $ 21.1          $ 43.9         $136.4

-------------------------
See notes 1, 2 and 3 to Condensed Consolidated Statements of Operations.